Exhibit 10.14

FIRST AMENDMENT TO LEASE

(Crinetics Pharmaceuticals, Inc.)

THIS FIRST AMENDMENT TO LEASE (this "First Amendment") is made and entered into as of December 8, 2023, by and between SAN DIEGO 1 LLC, a Delaware limited liability company ("Landlord") and CRINETICS PHARMACEUTICALS, INC., a Delaware corporation ("Tenant"; collectively with Landlord, the "Parties"; and each individually, a "Party").

R E C I T A L S :

A. Landlord and Tenant entered into that certain Lease Agreement dated as of September 9, 2022 (the "Lease"). Pursuant to the Lease, Tenant leases from Landlord certain office and life science space comprised of the entire first (1st) and second (2nd) floors containing a total of 94,230 rentable square feet (the "Premises") consisting of the entire building located and addressed at 6055 Lusk Boulevard, San Diego, California 92121 (the "Building").

B. By this First Amendment, Landlord and Tenant desire to modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

A G R E E M E N T :

1.
Commencement Date. Notwithstanding anything to the contrary contained in the Lease, the Commencement Date shall be the date which is thirty-eight (38) days prior to the date of substantial completion of Landlord's Work (other than the "punchlist" items as set forth in Section 1.6 of Exhibit D to the Lease). For purposes of determining the Commencement Date as set forth in the immediately preceding sentence, the date of substantial completion of Landlord's Work shall be deemed to be the date that substantial completion of Landlord's Work would have occurred but for any Tenant Delay that occurs after the date of this First Amendment (i.e., for each day of such Tenant Delay the date of substantial completion of Landlord's Work shall be moved forward by one (1) day and specifically excluding any claim of Tenant Delay arising prior to the date of this First Amendment pursuant to the releases provided in Section 4 of this First Amendment below). Landlord shall provide written notice to Tenant promptly upon the occurrence of substantial completion of Landlord's Work as set forth above (the "Landlord's Work Completion Notice") and upon receipt of such Landlord's Work Completion Notice, the Parties' shall promptly schedule and perform a walk-through inspection of Landlord's Work in the Premises to identify any "punchlist" items all in accordance with and pursuant to Section 1.6 of Exhibit D to the Lease. All Basic Rental and Tenant's Proportionate Share of the Estimate of the Direct Costs for the period commencing on the Commencement Date through the last day of the first (1st) full month following the Commencement Date (less any amounts of Basic Rental and

Direct Costs already received by Landlord including pursuant to Article 1(J) of the Lease) shall be due and payable by Tenant to Landlord within five (5) business days after Tenant's receipt of the Landlord's Work Completion Notice.
2.
Additional Tenant Improvement Allowance. Tenant hereby elects not to utilize the Additional Tenant Improvement Allowance.
3.
Solar System. Notwithstanding anything to the contrary contained in the Lease, Landlord shall have no obligation to purchase and/or install solar panels and associated infrastructure as part of Landlord's Work. Instead, the obligation to purchase and install solar panels and associated infrastructure on the roof of the Building (collectively, the "Solar System") shall be part of the Improvements that Tenant is required to construct in accordance with the terms and conditions of Exhibit D to the Lease and with specific reference to (i) the requirement that Tenant shall submit plans and drawings prepared by Tenant's Architect and Engineers for the Solar System for Landlord's approval in accordance with the terms and conditions set forth in Section 3 of Exhibit D to the Lease and (ii) the requirement that Landlord approve or disapprove such plans and changes within the time periods set forth in Section 3.3 of Exhibit D to the Lease. Tenant shall submit any agreements with solar contractors or providers with respect to the installation, operation and/or maintenance of the Solar System to Landlord for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) prior to Tenant's execution thereof. Landlord shall approve or disapprove such agreements within five (5) business days after Landlord's receipt thereof. If Landlord disapproves any such agreements, then Landlord's disapproval shall indicate the reasonable reasons for such disapproval and Tenant shall use commercially reasonable efforts to resubmit such agreements with the modifications required by Landlord; provided that Landlord shall only have three (3) business days to approve or disapprove of re-submissions of such agreements. If Landlord fails to timely approve or reasonably disapprove any draft of such agreements, and such failure continues for one (1) business day after Landlord's notice of such failure, then such continued failure shall constitute a Landlord Delay as set forth in Section 3.5 of the Exhibit D to the Lease. The Solar System shall comply with all requirements for LEED certification to be obtained for the Building, and otherwise satisfy any specifications required by Landlord and must be installed by Tenant in a manner that does not void or otherwise terminate the roof warranty for the Building. Tenant shall cause the Solar System to be installed and in operation on or before December 31, 2024, subject to extension on a day-for-day basis resulting from actual delays caused by Force Majeure or any Landlord Delay. At all times during the Term of the Lease, Tenant shall, at Tenant's sole cost and expense, maintain the Solar System in accordance with Section 9(b) of the Lease and the Solar System shall otherwise be deemed to be a part of the Premises (except for any obligation to pay Rent and Landlord's obligations to restore the same in connection with casualty or condemnation). Upon the expiration or any earlier termination of the Lease (as amended hereby), Tenant shall leave the Solar System in place and shall transfer to Landlord by bill of sale or other transfer documentation reasonably acceptable to Landlord good and marketable title to the Solar System free of any liens, mortgages or other encumbrances and shall assign to Landlord any warranties, environmental attributes, rebates, tax credits and any other credits or incentives then in effect with respect to the Solar System. Landlord shall use commercially reasonable efforts to promptly apply for and diligently pursue to obtain any necessary approval(s) pursuant to the CC&R's from the owner's association to enable Tenant to install the Solar System on the roof of the Building as contemplated herein and Tenant shall reasonably cooperate with Landlord in connection with the same. Any failure by Landlord to obtain such required approval(s) prior to the date Tenant is actually ready to commence installation of the Solar System shall constitute Landlord Delay as set forth in and subject to Section 3.5 of the Exhibit D to the Lease.
4.
Release. This First Amendment shall fully and finally settle all demands, charges, claims, accounts or causes of action of any nature between the Parties, including, without limitation, both known and unknown claims and causes of action of either Party that may arise out of or in connection with any claims regarding Landlord Delays and Tenant Delays arising prior to the date of this First Amendment. In this regard, each of the Parties expressly waives the provisions of California Civil Code Section 1542, which provides:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

5.
Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this First Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant. Landlord hereby represents and warrants to Tenant that, as of the date of this First Amendment, Landlord is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Landlord knows of no events or circumstances which given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.
6.
No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the "Lease" shall refer to the Lease as amended by this First Amendment.
7.
Counterparts; Electronic Signatures. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This First Amendment may be executed by a Party's signature transmitted electronically, and copies of this First Amendment executed and delivered by electronic means shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All Parties hereto may rely upon electronic signatures as if such signatures were original wet signatures. Any Party executing and delivering this First Amendment by electronic means shall, if requested by the other Party, promptly thereafter deliver a counterpart signature page of this First Amendment containing said Party's original signature; provided, however, any failure to do so shall not affect the enforceability of this First Amendment. All Parties hereto agree that a signature page executed and delivered by electronic means may be introduced into evidence in any proceeding arising out of or related to this First Amendment as if it were an original wet signature page.

[ Signature Page Follows ]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD"	SAN DIEGO 1 LLC, a Delaware limited liability company By: /s/ William Bond___________________ Print Name: William Bond Title: Authorized Signatory
"TENANT"	CRINETICS PHARMACEUTICALS, INC., a Delaware corporation By: /s/ Jeff Knight______________________ Print Name: Jeff Knight Title: Chief Operating Officer